UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2019

MEDIACOM BROADBAND LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-72440	06-1615412
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On April 15, 2019 (the “redemption date”), Mediacom Broadband LLC and Mediacom Broadband Corporation completed the redemption of $150.0 million principal amount of its outstanding 5½% Senior Notes due 2021 (the “5½% Notes”). The redemption was made in accordance with the terms of the indenture governing the 5½% Notes and the terms of the notice of redemption issued on March 15, 2019. The 5½% Notes were redeemed at a price equal to $1,000.00 for each $1,000 principal amount outstanding, or an aggregate redemption price of $150.0 million. In addition, the April 15, 2019 interest payment was made as required under the indenture governing the 5½% Notes and interest on the redeemed 5½% Notes ceased to accrue on and after the redemption date. Upon completion of this partial redemption, approximately $50.0 million principal amount of 5½% Notes remained outstanding and will continue to accrue interest in accordance with the terms of the indenture governing the 5½% Notes.

The redemption price, including accrued interest, was funded using a combination of Mediacom Broadband LLC’s available cash and drawings under its existing revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2019

Mediacom Broadband LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer